Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our reports dated February 21, 2020, relating to the consolidated financial statements and financial statement schedules of Gaming and Leisure Properties, Inc. and Subsidiaries, and the effectiveness of Gaming and Leisure Properties, Inc. and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Gaming and Leisure Properties, Inc. and Subsidiaries for the year ended December 31, 2019:

Registration Statement No. 333-233213 on Form S-3
Amendment No. 4 to Registration Statement No. 333-206649 on Form S-4
Amendment No. 1 to Registration Statement No. 333-196662 on Form S-4
Registration Statement No. 333-192017 on Form S-8

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 21, 2020